Exhibit 5


                             American Standard Inc.
                             Corporate Headquarters
                              One Centennial Avenue
                                    P.O. 6820
                            Piscataway, NJ 08855-6820


                                                            November 24, 1998



American Standard Inc.
American Standard Companies Inc.
One Centennial Avenue
P. O. Box 6820
Piscataway, NJ  08855

Gentlemen:

                  You have asked me, as General Counsel of American Standard Inc. (the "Company") and of American Standard Companies Inc. (the "Guarantor"), to render my opinion regarding certain matters in connection with a registration statement on Form S-3 ("Registration Statement") to be filed by the Company and the Guarantor with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933 ("Securities Act"). The Registration Statement relates to $500 million in principal amount of senior debt securities to be issued by the Company ("Debt Securities") and guarantees ("Guarantees"), to be issued by the Guarantor, fully and unconditionally guaranteeing the Debt Securities.

                  I have examined, or caused to be examined, the restated certificates of incorporation and by-laws of the Company and the Guarantor, each as amended to date; the records of their corporate proceedings; the Registration Statement, including the exhibits thereto; the indenture ("Indenture") dated as of January 15, 1998 among the Company, the Guarantor and The Bank of New York as Trustee ("Trustee"), relating to the Debt Securities and the Guarantees and such other documents as I have deemed necessary in connection with the opinion hereinafter expressed.

                  Based upon the foregoing, I am of the opinion that, upon the taking of appropriate corporate action by the Company and the Guarantor, the effectiveness of the Registration Statement under the Securities Act, the qualification of the Indenture under the Trust Indenture Act of 1939 in connection with an offering of Debt Securities, the due execution and delivery of such Indenture and each amendment thereof or supplement thereto by the parties thereto and the due execution of the Debt Securities on behalf of the Company and of the Guarantees on behalf of the Guarantor, the Debt Securities will be duly and validly authorized and, when the Debt Securities are duly authenticated by the Trustee and sold and delivered at the price and in accordance with the terms set forth in the Registration Statement and the supplement or supplements to the Prospectus included therein, the Debt Securities will be valid and binding obligations of the Company, and the Guarantees will be valid and binding obligations of the Guarantor, entitled to the benefits of the Indenture, except to the extent the foregoing may be subject to the effect of any applicable bankruptcy, reorganization, insolvency or other similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me appearing under the caption "Legal Matters" in the Prospectus included therein.

                                                 Very truly yours,

                                                 /s/ Richard A. Kalaher
                                                 ----------------------
                                                 Richard Kalaher